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                                   [LETTERHEAD]



                                             March 31, 1997


Mr. Steve Scott
President
Advanced Materials Group, Inc.
20221 South Susana Road
Rancho Dominguez, CA 90221

Dear Steve,

We are writing this letter to confirm our agreement that Paschall and Company ("PASCO") has been retained by Advanced Materials Group, Inc. ("AMG" or the "Company") to provide various corporate finance services to the Company. These services will include the identification of and successful acquisition of target companies ("Target") meeting the criteria of AMG whether introduced by PASCO or other sources during the term of this engagement. Services may also include identifying financing for growth or acquisition purposes.

This Agreement shall become binding upon the execution hereof by PASCO and AMG. The term of this Agreement shall extend for a minimum of 24 months. The contract shall be renewed with the mutual consent of AMG and PASCO for twelve months periods.

I.    SERVICES

PASCO agrees to coordinate and initiate all discussions with targets and as well contact all appropriate transaction sources that might be able to assist in finding an appropriate Target.

II.   COMPENSATION FOR SERVICES

In consideration for the services rendered, AMG shall pay PASCO a monthly retainer due on the first of each month. The retainer shall be $10,000 for the first month and for each of the next 23 months, a monthly retainer of $4,000.

AMG agrees to reimburse PASCO monthly for all reasonable out-of-pocket expenses incurred in carrying out the terms of this Agreement, including travel, lodging, meals, telephone, facsimile, courier, printing charges, data acquisition and mailing charges. These out-of-pocket expenses will be payable upon invoicing by PASCO on a monthly basis.



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In addition to the retainer, PASCO will receive a 10 year option to purchase
50,000 AMG shares at a market price at the close of today. In addition, AMG shall revise the previous option agreement earned for past acquisition services to extend for 10 years from the date of signing. The option price shall be set as of the close of business 3/31/97.

A. If an acquisition of a Target is completed during the course of this agreement or within one(1) year following the termination of this Agreement in which AMG acquires the stock or assets of the Target, PASCO shall be compensated based on the following schedule:

PASCO will earn options to purchase the following number of shares of AMG stock at the price of the day the transaction closes.

             1. Options in the amount of 75,000 shares shall be earned if total consideration for the Target is $10.0 million or less,

             2. Additional options will be issued at a pro-rata rate of 10,000 shares for each additional $1.0 million of purchase price above $10.0 million.


For the purposes of this agreement consideration for stock shall be defined as the cash, debt instruments and stock transferred to the shareholders in exchange for their ownership in Target plus any long term debt assumed. Consideration for assets shall be defined as cash, debt and stock instruments transferred for selected assets and liabilities. In the event some portion of the consideration is contingent payable based on future events, that portion of the fee shall be payable at that time.

B. In the event of an acquisition PASCO shall have the right of first refusal as placement agent for subordinated debt financing (non-bank) if appropriate.

III.  DISCLOSURE

All non-public information provided by the AMG to Target(s) will be considered as confidential information and shall be maintained as such by PASCO, except as required by law.

IV.   ENTIRE AGREEMENT, ETC.

This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes and cancels any prior communications, understandings, and agreements between the parties. This Agreement cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by all parties hereto. Attached to this agreement is an indemnification agreement that will survive this agreement.



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V.    ACCEPTANCE

Please confirm that the foregoing is in accordance with your understanding by signing upon behalf of the Company and returning an executed copy of this Agreement.

Sincerely,                             ACCEPTED AND AGREED TO:
                                       ADVANCED MATERIALS GROUP, INC.
PASCHALL and COMPANY




                                       By: [illegible]
                                           -----------------------
/s/ N. Price Paschall
---------------------
N. Price Paschall
Managing Director                      Title: PRESIDENT/CEO
                                             ---------------------

                                        Date: April 28, 1997
                                             ---------------------













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                          PASCHALL and COMPANY

                                 ANNEX "A"

                          Indemnification Provisions


In connection with the engagement of PASCO by AMG pursuant to the Engagement Letter of March 31, 1997 between AMG and PASCO, as it may be amended from time to time (the "Engagement Letter"), AMG hereby agrees as follows:

1. (a) In connection with or arising out of or relating to the engagement of PASCO under the Engagement Letter, or any actions taken or omitted, services performed or matters contemplated by or in connection with the Engagement Letter, or otherwise in connection with activities of PASCO that involve and are in good faith intended to benefit AMG, AMG agrees to reimburse PASCO, its affiliates and their respective directors, officers, employees, agents and controlling persons (each an "Indemnified Party") promptly upon demand for reasonable expenses (including reasonable fees and expenses of legal counsel) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim, or any litigation, proceeding or other action in respect thereof. AMG agrees (in connection with the foregoing) to indemnify and hold harmless each Indemnified Party from and against any and all losses, claims, damages and liabilities, joint and several, to which any Indemnified Party may become subject, including any amount paid in settlement of any litigation or other action (commenced or threatened), to which AMG shall have consented in writing (such consent not to be unreasonably withheld), whether or not any Indemnified Party is a party and whether or not liability resulted; PROVIDED, HOWEVER, that AMG shall not be liable pursuant to this sentence in respect of any loss, claim, damage or liability resulting primarily from the wilful misconduct of gross negligence of such Indemnified Party.


    (b) Notwithstanding the foregoing, no payments will be due hereunder to the extent that N. Price Paschall as a director of AMG, would be prohibited from receiving such payments pursuant to Nevada or California law, or pursuant to AMG's certificate of incorporation or bylaws, in the event the actions of PASCO were attributable to Mr. Paschall, nor will such payments be due to the extent N. Price Paschall has the right to claim such payments either from AMG in his capacity as a director or pursuant to AMG's directors' and officers' liability policy.

2. An Indemnified Party shall have the right to retain separate legal counsel of its own choice to conduct the defense and all related matters in connection with any such litigation, proceeding or other action; PROVIDED, HOWEVER, that AMG shall not be obligated to pay the expense of more than one legal counsel for each jurisdiction for all Indemnified Parties in connection with any one litigation, proceeding or other action. AMG shall pay the reasonable fees of one such legal counsel and such legal counsel shall, to the fullest extent consistent with its professional responsibilities, cooperate with AMG and any legal counsel designated by AMG. AMG agrees to consult in advance with PASCO with respect to the terms of any proposed waiver, release or settlement of any claim, liability, proceeding or other action against AMG to which any Indemnified Party may also be subject, and to use

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    its best efforts to afford PASCO and/or any such Indemnified Party the opportunity to join in such waiver, release or settlement.

3. In the event that the Indemnity provided for in paragraphs 1 or 2 hereof is unavailable or insufficient to hold any Indemnified Parties harmless, then AMG shall contribute to amounts paid or payable by an Indemnified party in respect of such Indemnified Party's losses, claim, damages and liabilities to which the Indemnity provided in paragraphs 1 and 2 hereof is unavailable or insufficient (i) in such proportion as appropriately reflects the relative benefits received by AMG on the one hand, and PASCO on the other hand, in connection with the matters as to which such losses, claims, damages or liabilities relate, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as appropriately reflects not only the relative benefits referred to in clause (i) but also the relative fault of AMG, on the one hand, and PASCO on the other hand, as well as any other equitable considerations. The amounts paid or payable by a party in respect of losses, claims, damages and liabilities referred to above shall be deemed to include any reasonable legal or other fees and expenses incurred in defending any litigation, proceeding or other action or claim. Notwithstanding the provisions hereof, PASCO's share of the liability hereunder shall not be in excess of the amount of fees received by PASCO under the Engagement Letter (excluding any amounts received as reimbursement of expenses incurred by PASCO).

4. PASCO agrees to reimburse AMG or its affiliates and their respective directors (except N. Price Paschall), officers, employees, agents and controlling persons (the "AMG Parties") for expenses, to indemnify and hold harmless the AMG Parties from losses, claims damages and liabilities (including reasonable fees and expenses of legal counsel) and to contribute to amounts paid or payable by the AMG Parties, on the same terms and conditions on which AMG agrees to reimburse, indemnify and contribute to Indemnified Parties herein, but only to the extent that any expense or indemnity, or any claim for contribution, results primarily and directly from the wilful misconduct or gross negligence of PASCO.

5. These Indemnification Provisions shall remain in full force and effect whether or not any of the assignments contemplated by the Engagement Letter are consummated and shall survive the expiration of the period of the Engagement Letter, and shall be in addition to any liability that AMG might otherwise have to any Indemnified Party under the Engagement Letter or otherwise.

6. It is further agreed that no Indemnified Party (including PASCO) shall be liable to AMG in connection with any matter arising out of or relating to the engagement of PASCO under the Engagement Letter, or any actions taken or omitted, services performed or matters contemplated by or in connection with the Engagement Letter, except to the extent that a court having competent jurisdiction shall have determined by final judgement (not subject to further appeal) that such liability resulted solely from the wilful misconduct or gross negligence of such Indemnified Party.